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                                                                   Exhibit 21

                             The Advest Group, Inc.

                              List of Subsidiaries



                                           Jurisdiction             Present
        Name                            Where Incorporated         Ownership

Advest, Inc.                               Delaware                   100%

  Advest Insurance Agency, Inc.            Massachusetts              100%

  Balanced Capital Services, Inc.          Connecticut                100%

Advest Bank                                Connecticut                100%

  Admass Corp.                             Massachusetts              100%

  Admyst Corp.                             Connecticut                100%

  Advantage Service Corp.                  Connecticut                100%

  Advest Credit Corporation                Connecticut                100%

  A.B. Realty Corp.                        Connecticut                100%

  Laurel Woods Development Corp.           Connecticut                100%

  Salem Corp. of CT                        Connecticut                100%

Advest Transfer Services, Inc.             Delaware                   100%

Bank Street Management Company             Connecticut                100%

Billings & Company, Inc.                   Connecticut                100%

  Billings Management Co.                  Connecticut                100%

Boston Security Counsellors, Inc.          Massachusetts              100%

SRNY, Ltd. (formerly Shore &
  Reich, Ltd.)                             Connecticut                100%

  Coordinated Planning, Ltd.               New York                   100%

Vercoe Insurance Agency, Inc.              Ohio                       100%



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